UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 17, 2018

iPass Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50327	93-1214598
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Bridge Parkway, Redwood Shores, California	94065
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 232-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced in a filing of a Current Report on Form 8-K on September 11, 2018, on September 10, 2018, The Nasdaq Stock Market LLC (“Nasdaq”) advised iPass Inc. (the “Company”) that it had regained compliance with the $1.00 per share bid price requirement (the “Bid Price Requirement”) and the $35 million market value of listed securities requirement (the “MVLS Requirement”) for continued listing on The Nasdaq Capital Market.
The MVLS Requirement and the alternative $2.5 million stockholders’ equity requirement are set forth in Nasdaq Listing Rule 5550(b). Nasdaq subsequently advised the Company that the notification was in error and that, while the Company had regained compliance with the Bid Price Requirement, at the time of the notification, the Company remained in a grace period for the MVLS Requirement. The Company’s grace period for the MVLS Requirement expired on September 17, 2018. On October 17, 2018, the Nasdaq Staff provided the Company with formal notice that the grace period had expired and that the Company does not satisfy the MVLS Requirement. This non-compliance could form the basis for delisting from Nasdaq. Accordingly, the Company has been granted a hearing before a Nasdaq Hearings Panel (the “Panel”) at which the Company will present its compliance plan. All suspension and delisting action has been stayed pending the hearing and the expiration of any additional extension period granted by the Panel following the hearing. In that regard, pursuant to the Nasdaq Listing Rules, the Panel has the authority to grant the Company an extension not to exceed 180 calendar days from the notice of non-compliance. Notwithstanding, there can be no assurance that the Panel will grant an extension or that the Company will regain compliance.

SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2018

iPass Inc.

By: /s/ Darin Vickery
Darin Vickery
Chief Financial Officer